UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) November 1, 2010

ROCK-TENN COMPANY
(Exact name of registrant as specified in its charter)

Georgia	1-12613	62-0342590

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 Thrasher Street, Norcross, Georgia	30071

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 448-2193

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 1, 2010, Rock-Tenn Company as Borrower (the “Company”), Rock-Tenn Company of Canada (the “Canadian Borrower”), certain subsidiaries of the Company (the “Guarantors”), the Lenders (as defined below), and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, and Bank of America, N.A., acting through its Canada branch, as Canadian Agent, entered into an amendment and consent, effective November 1, 2010 (the “Fourth Amendment”) of that certain Amended and Restated Credit Agreement, dated as of March 5, 2008, as amended from time to time, among the Company, the Canadian Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent and the Canadian Agent (as amended from time to time, the “Credit Facility”).

Pursuant to the Fourth Amendment, the Company has the following additional flexibility to the Company to conduct its business:

●
the maximum annual consolidated capital expenditures permitted to be made by the Company has been increased to $200 million for the fiscal year ending September 30, 2011 (which annual maximum will be reduced, for the fiscal year ending September 30, 2012 and each fiscal year thereafter, to $175 million plus an unused amount of up to $50 million);

●	the aggregate amount of additional investments permitted to be made by the Company has been increased to $50 million;

●	the aggregate amount of joint venture investments permitted to be made by the Company has been increased to $125 million (subject to certain adjustments);

●
the aggregate amount of all investments permitted to be made by the Company in and loans to any Canadian Credit Party (as defined in the Credit Facility) by the U.S. Credit Parties (as defined in the Credit Facility) has been increased to $300 million;

●	the aggregate amount of all cash dividends and cash repurchases of Company capital stock permitted to be made by the Company has been increased to $50 million per fiscal year; and

●	the aggregate amount of all permitted securitization transactions, at any time, permitted to be entered into by the Company has been increased to $275 million for each fiscal year.

Further, the Fourth Amendment provides that the Company may, subject to certain conditions, including minimum borrowing availability and maximum leverage ratio conditions, redeem, repurchase, defease, purchase prior to maturity or prepay its 8.20% senior notes due 2011 and 5.625% senior notes due 2013.

The description herein of the Fourth Amendment is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Fourth Amendment filed as Exhibit 10.1 hereto.

Item 8.01.   Other Events.

On October 29, 2010, the Board of Directors approved an amendment to the 2004 Incentive Stock Plan, as amended to date, to prohibit (1) share recycling for options and stock appreciation rights (“SARs”) and (2) option and SAR repricing and cash buyouts.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1
Fourth Amendment to Credit Agreement and Consent, effective as of  November 1, 2010, by and among Rock-Tenn Company, Rock-Tenn Company of Canada, the Guarantors, the Lenders, and Wachovia Bank, National Association, as Administrative Agent and Collateral Agent, and Bank of America, N.A., acting through its Canada branch, as Canadian Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2010
ROCK-TENN COMPANY

By	/s/ Steven C. Voorhees
Name: Steven C. Voorhees
Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)